Exhibit 99.1

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
FOR
TEEBANK FAMILY LIMITED PARTNERSHIP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (“Agreement”) is made and entered into by and between:

Steven E. Trager, Trustee of the Steven E. Trager Revocable Trust dated April 3, 1995, as it has been and may be subsequently amended, and
Steven E. Trager, Trustee of the Jean S. Trager 2012 Trust for the benefit of Steven E.
Trager dated November 9, 2012,

as the General Partners (“ General Partners”)

and

the Persons identified on Schedule A to this Agreement,

as the Limited Partners (“ Limited Partners”).

The General Partners and the Limited Partners are referred to collectively as the “Partners.”

The Partners desire to amend, restate, and replace in its entirety, the existing amended and restated limited partnership agreement for Teebank Family Limited Partnership (the “Partnership”), and in consideration of their mutual agreements, they hereby agree as follows.

1. ESTABLISHMENT OF PARTNERSHIP

1.1            Formation. The Partnership was formed as a limited partnership pursuant to the laws of Kentucky on September 17, 1998. The Partnership elects to be governed by the provisions of the Kentucky Uniform Limited Partnership Act (2006), as in effect from time to time (including any successor provisions, “KULPA”). The rights and duties of the Partners are as provided in KULPA except as modified by this Agreement. The Partners will take all actions necessary or appropriate to allow the Partnership to carry on its business in accordance with the terms of this Agreement.

1.2            Name. The name of the Partnership is Teebank Family Limited Partnership or such other name selected by the General Partners as may be permitted by law. The Partnership will file such certificates of fictitious name as may be required by law.

1.3            Principal Place of Business. The principal place of business for the Partnership is 601 W. Market Street, Louisville, Kentucky, 40202, and/or such other place or places as the General Partners may from time to time determine. The General Partners will notify the Partners of the establishment of any office of the Partnership in addition to, or replacement of, the principal office named herein or any replacement thereof.

1.4            Registered Agent. The name and address of the Partnership’s registered agent, and the address of the Partnership’s registered office in the Commonwealth of Kentucky is Wyatt, Tarrant & Combs, LLP, Suite 2000, Louisville, Kentucky, 40202, c/o Turney P. Berry, or such other person and such other address as the General Partners may designate from time to time in the manner provided by the KULPA and the applicable laws of Kentucky.

2. PURPOSES AND TERM; PARTNERS

2.1            Purposes. The Partnership was formed for the following purposes:

(a)            To consolidate the management of certain property owned directly and indirectly by the Trager family. Accordingly, the Partnership may open margin accounts and trade on margin, including the buying and selling of puts, calls and other options.

(b)            To promote the efficient and economical management of such property by holding it in a single entity.

(c)            To create a convenient means to allow the Partners to make gifts of Partnership interests to various members of their family.

(d)            To avoid expensive litigation and disputes over such property by providing mechanisms which will provide for its management and procedures to resolve disputes.

(e)            To provide mechanisms which will eliminate the potential in the future of any member of the family transferring his/her interest in the Partnership outside the family without first offering the Partnership interest to the other family members.

(f)             To invest in and manage and control investments in real estate, stocks, bonds, securities and other similar interests, including, without limitation, purchasing, selling and dealing in real estate, stocks, notes and evidences of indebtedness of any person, firm, enterprise, corporation or association, domestic or foreign, bonds and any other obligations of any government, state, municipality or school district or any political subdivision thereof, domestic or foreign, bills of exchange and commercial paper, and any and all other securities or investments of any kind, nature or description whatsoever.

(g)            To conduct such activities as are usual and customary in connection with stocks, bonds, securities, real estate, and other investments in corporations, partnerships, joint ventures, limited liability companies, trusts and other business entities.

(h)            To do all other things necessary or desirable in connection with the foregoing or otherwise contemplated in this Agreement.

2.2            Powers. In furtherance of the purposes of the Partnership, the General Partners, in their sole discretion, will have the power to do any and all things necessary, appropriate or advisable in connection with such purposes, or as otherwise permitted by law. By way of example, the power of the General Partners will include, but will not be limited to the following:

(a)            To engage personnel, attorneys, accountants, or such other persons as may be deemed necessary or advisable.

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(b)            To buy, sell, mortgage, pledge and deal in every way with property of any type.

(c)            To open, maintain and close bank accounts and to draw checks and other orders for the payment of money.

(d)            To borrow and lend property of any kind, tangible and intangible, and to make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, loan agreements and other instruments and evidences of indebtedness, and to secure the payment thereof by mortgage, hypothecation, pledge or other assignment of, or arrangement of, security interests in all or any part of the property then owned or thereafter acquired by the Partnership.

(e)            To take such action and incur such expenses on behalf of the Partnership as may be necessary or advisable in connection with the conduct of the affairs of the Partnership.

(f)             To enter into, make and perform such contracts, agreements and other undertakings as may be deemed necessary or advisable for the conduct of the affairs of the Partnership.

2.3            Term. The term of the Partnership commenced on the filing of a Certificate of Limited Partnership in the office of the Secretary of State of Kentucky and will continue in existence perpetually until the Partnership is dissolved in accordance with the terms of this Agreement regarding Dissolution and Winding-Up.

2.4            Partners. The names of the Partners, their respective percentage of Partnership interests, and type of Partnership interest held by each Partner as of the date of this Agreement are set forth on Schedule A to this Agreement (the “Partners Schedule”). The General Partners shall, without the requirement to obtain the consent of any other Partner, amend the Partners Schedule to reflect any issuance or transfer of Partnership interests (in either such case in accordance with this Agreement) or change in the percentage of Partnership interests of any Partner occurring after the date hereof.

2.5            Nature of Partners’ Interests. The interests of the Partners in the Partnership will be personal property for all purposes. All property owned by the Partnership, whether real or personal, tangible or intangible, or mixed, will be deemed to be owned by the Partnership as an entity, and no Partner, individually or otherwise, will have any ownership interest in such property.

3. CAPITAL CONTRIBUTIONS, WITHDRAWALS, AND CAPITAL ACCOUNTS

3.1            Capital Contribution. Each General Partner and Limited Partner has already made a capital contribution to the Partnership, and each Partner’s Capital Account is properly reflected in the Partnership’s books and records.

3.2            Required Subsequent Capital Contributions. Any General Partner whose capital account has a deficit balance at the time of liquidation of such General Partner’s interest agrees to contribute to the capital of the Partnership an amount of cash necessary to bring such General Partner’s Capital Account up to zero. Such amount will be paid to the Partnership by the later of the end of the taxable year in question or 90 days after the date of the Partnership’s liquidation, and such amount will be available for payment to the Partnership’s creditors or for distribution to those Partners having positive Capital Account balances.

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3.3            Additional Contributions. No Partner will be required to make any capital contribution in addition to that hereinabove required. If additional contributions are necessary or appropriate, then the General Partner will give written notice to each Partner of (i) the total amount of additional capital that is required, (ii) the reason the additional capital is required, (iii) each Partner’s proportionate share of the additional capital, and (iv) the date the Partnership needs the additional capital. After receiving such advice, a Partner may elect to make an additional contribution as necessary in order for the Partners to maintain their proportionate percentage interests in the Partnership. If not all of the Partners elect to make an additional contribution, then the other Partners may make capital contributions for the portion not contributed by those Partners who have elected not to make an additional capital contribution and the ownership percentages will change accordingly.

3.4            Liability of Limited Partners. Limited Partners will not have any personal liability for any debts, obligations or losses of the Partnership in excess of the balance in their Capital Accounts. No Limited Partner shall be required to pay to the Partnership or to any Partner any deficit or negative balance which may exist from time to time in his/her Capital Account.

3.5            Capital Accounts.

(a)            A single capital account (“Capital Account”) is and will continue to be maintained for each General Partner and for each Limited Partner, and all Capital Accounts are and will continue to be maintained in accordance with the capital accounting rules of Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of Treasury Regulation Section 1.704-l(b)(2)(iv), and this Agreement will be so construed.

(b)            Each Partner’s opening Capital Account balance is the amount of such Partner’s initial capital contribution, increased and decreased in accordance with the following provisions.

(c)            If a Partner transfers all or any part of such Partner’s interest in the Partnership as provided and limited in this Agreement, then the Capital Account of the transferor will become the Capital Account of the transferee to the extent of the Partnership interest transferred.

3.6            Additions to Capital Accounts. Subsequent to the opening Capital Account, a Partner’s Capital Account will be increased by the following items:

(a)            Such Partner’s cash contributions to the Partnership’s capital;

(b)            The fair market value, as agreed upon by the contributing Partner and the Managing General Partner, of any property contributed to the capital of the Partnership by such Partner (net of any liability secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752);

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(c)            Such Partner’s share of the Partnership’s realized and unrealized profits and any gains (whether or not any such items are exempt from tax);

(d)            Such Partner’s share of income described in Code Section 705(a)(l)(B); and

(e)            Such other amounts that are required for the Capital Account to be determined and maintained in accordance with the Treasury Regulations.

3.7            Subtractions From Capital Accounts. Subsequent to the opening Capital Account, a Partner’s Capital Account will be reduced by the following items:

(a)            Such Partner’s share of the Partnership’s realized and unrealized losses (including expenditures described in Code Section 705(a)(2)(B) or treated as an expenditure by reason of Treasury Regulation Section 1.704-1 (b)(2));

(b)            The amount of cash and the fair market value of property distributed to such Partner (net of any liabilities assumed by such Partner or to which the distributed property is subject); and

(c)            Such other amounts that are required for the Capital Account to be determined and maintained in accordance with the Treasury Regulations.

3.8            Withdrawal of Capital. No Partner will be entitled to withdraw any part of his/her capital contribution to the Partnership, or receive any distributions from the Partnership, except as provided in this Agreement. No Partner will be entitled to demand or receive any property from the Partnership other than cash, except as otherwise provided in this Agreement.

3.9            Interest on Capital Accounts & Contributions. No Partner will be entitled to interest on any capital contribution or on his/her Capital Account.

3.10            Restriction on Registration of Interest.

(a)            Registration will be restricted to the extent required so that the Partnership is not deemed to be a “publicly traded partnership” under the Code. Partnership interests will only be registered in the name of the beneficial owner. The Partnership will not be bound to recognize any equitable or other claim to such interest on the part of any other person (such as a broker, dealer, bank, trust company or clearing corporation) which is acting as a nominee, agent or in some other representative capacity, whether or not the Partnership will have knowledge thereof, except for the following:

(1)            Interests held by a guardian, custodian or conservator for the benefit of a minor or incompetent;

(2)            Interests held by a trust for the benefit of a Partner or a Partner’s spouse, parent, parent-in-law, issue, brother, sister, brother-in-law, sister-in-law, niece, nephew, cousin, grandchild or grandchild-in-law; and

(3)            Interests held by a fiduciary for other like beneficiaries.

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(b)            An interest in the Partnership will only be traded in accordance with the U.S. Department of the Treasury’s rules and regulations then in effect which set forth the parameters within which a partnership may act and not be deemed to be a “publicly traded partnership” under the Code. In no event may an interest in the Partnership be listed on an established securities exchange.

4. PROFIT AND LOSS

4.1            Definitions of Net Profit and Net Loss. Profits and losses for any Operations Period, as hereinafter defined, will be computed in the same manner as the Partnership reports its income for Federal income tax purposes, except that (i) income of the Partnership that is exempt from tax and expenses that are not deductible for tax purposes under the Code will be included in the computation and (ii) unrealized gain or loss will be taken into account as provided herein. The principles of Treasury Regulation Section 1.704-1(b)(4)(i) will be applied, when necessary, to prevent duplication or omission of Capital Account adjustments, including without limitation, those arising from deemed sales as provided in this Agreement.

4.2            Guaranteed Payments. The General Partners will have the authority to pay to any one or more of the Partners a guaranteed payment, within the meaning of Code Section 707(c), for a Partner’s performance of services and/or for the use of capital and that is determined without regard to the income of the Partnership. The General Partners may make such a payment in such amount, under such circumstances, and for such services rendered by the Partner to the Partnership and/or for the furnishing of the use of capital by the Partner to the Partnership as the General Partners, in their sole discretion, may decide subject only to their Fiduciary Duty as provided below in this Agreement. The Partnership will issue such forms as are required to confirm the income tax treatment of such payments as an income tax deduction to the Partnership and as taxable income to the Partner.

4.3            Allocation of Profits and Losses.

(a)            Except as hereinafter provided, the Partnership’s net profits and net losses for each Operations Period will be allocated to the Partners in accordance with their respective Capital Accounts.

(b)            For income tax purposes only, depreciation (cost recovery) deductions, depletion deductions and gain or loss with respect to assets contributed by a Partner will be allocated among the Partners so as to take into account the difference between the adjusted basis of the asset at the time of its contribution and the agreed value of the asset in accordance with Code Section 704(c) and the Treasury Regulations thereunder. An asset will be considered contributed by a Partner if it has a basis in the hands of the Partnership which is determined, in whole or in part, by reference to the basis of an asset actually contributed by a Partner (or previously deemed contributed by a Partner pursuant hereto).

(c)            Notwithstanding the general allocation of net profits and net losses provided above, net losses for any Operations Period which would otherwise be allocated with respect to a Partnership interest owned by a Limited Partner but which would cause such Limited Partner to have an Adjusted Capital Account Deficit, will instead be allocated pro rata among the General Partners.

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(d)            If any Limited Partner receives an adjustment, allocation, or distribution that is described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership net profit will be specifically allocated to such Limited Partner in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit created by such adjustment, allocation, or distribution as quickly as possible. These provisions are intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and will be interpreted and implemented as provided therein.

(e)            After satisfaction of any allocations hereinabove required, if there have been any net losses allocated to the General Partners, as hereinabove provided, then the Partnership’s net profit for an Operations Period will be allocated pro rata among the General Partners until the General Partners have received allocations of net profit equal in the aggregate to any net losses previously allocated to them as hereinabove provided.

(f)            An “Adjusted Capital Account Deficit” exists with respect to a Limited Partner if the Limited Partner’s Capital Account, determined for this purpose by reducing the Capital Account by the items described in Treasury Regulation Section l.704-l(b)(2)(ii)(d)(4), (5), and (6) and by increasing the Capital Account by the amount described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(c) that the Partner is obligated to restore, is a negative amount.

(g)            If there is a net decrease in the Partnership’s Minimum Gain, as provided by Treasury Regulation Section 1.704-2(b)(2), or Partner Nonrecourse Debt Minimum Gain, as provided by Treasury Regulation Section 1.704-2(i)(3), during an Operations Period, each Partner will be allocated, before any other allocations hereunder, items of income and gain for such Operations Period and subsequent Periods if necessary in an amount equal to such Partner’s share of the net decrease in the Partnership’s Minimum Gain or Partner Nonrecourse Debt Minimum Gain, as applicable, for such Operations Period; provided, however, that no such allocation will be required if any of the exceptions set forth in Treasury Regulation Section 1.704-2(f) apply. It is intended that this provision constitute a “minimum gain chargeback” within the meaning of Treasury Regulation Section 1.704-2.

4.4            Allocations in Event of Transfer, Admission of New Partner, Etc. In the event of (i) the transfer of all or any part of a Partner’s Partnership interest, as provided and limited by this Agreement, at any time other than the end of a fiscal year, (ii) the admission of a new Partner or (iii) the making of disproportionate capital contributions, the transferring Partner’s, new Partner’s or continuing Partners’ shares of the Partnership’s income, gain, loss, deductions and credits allocable to such Partnership interest will be allocated between the transferor Partner and the transferee Partner(s) in the same ratio as the number of days in such fiscal year before and after the date of such event; provided, however, that the General Partners may treat the periods before and after such event as separate fiscal years.

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4.5            Definitions: Adjustment Dates and Operations Period.

(a)            The “Adjustment Dates” of the Partnership will be the date of dissolution of the Partnership and each date on which there is a distribution in kind of property of the Partnership, a contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner as consideration of an interest in the Partnership, or a distribution of money (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership.

(b)            An “Operations Period” of the Partnership will be the period beginning on the first day of a fiscal year or an Adjustment Date (as the case may be), and ending on the earlier of the next succeeding Adjustment Date or the last day of a fiscal year.

4.6            Retention of Distributable Income as Capital Reserves. The General Partner may elect to retain from the distributions of available cash any amounts which, in the General Partners’ judgment, are needed to provide reserves and working capital for anticipated investments and operating expenses, subject only to their Fiduciary Duty as provided below in this Agreement.

5. DISTRIBUTIONS

5.1            Distributions.

(a)            Partnership distributions will be made at such times as the General Partners determine best, in the exercise of their fiduciary obligations as such, after taking into consideration the best interests of the Partnership, its need for working capital, its ability to carry out the Partnership’s business objectives and the best interests of the Limited Partners. All distributions will be made in cash unless otherwise agreed as provided herein and will be distributed to the Partners in proportion to their respective percentage interests, subject to Section 5.2.

(b)            All distributions will be treated as drawings from the Partners’ respective Capital Accounts. Partnership distributions, if any, will be made to those persons recognized on the books of the Partnership as Partners or as assignees of Partnership interests on the day of any such distribution. All amounts withheld pursuant to the Code or any provision of state or local tax laws with respect to any payment or distribution to any Partner shall be treated as amounts distributed to such Partner pursuant to this Section.

(c)            No Partner will be entitled to receive property other than cash unless the Partnership, with the consent of the General Partners, elects to distribute any Partnership property in-kind. Any in-kind distributions of Partnership property will be valued by an established, reputable, independent and qualified appraiser, if requested by a Partner. If the Partnership elects to make a distribution in-kind, the difference between such established value and the book value of the property to be distributed will be credited or charged, as the case may be, to the Partners’ Capital Accounts prior to the distribution in proportion to their respective percentage interests in the Partnership. Following the distribution of such property, the foregoing agreed upon value will be charged to the Capital Accounts of the Partners receiving such distribution.

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5.2            Distributions Upon Winding-Up. Upon the dissolution and winding up of the Partnership, the assets of the Partnership will be distributed in the following order of priority:

(a)            To the payment of the debts and liabilities of the Partnership (other than Capital Accounts and Partner loans to the Partnership) and the expenses of winding-up, including the establishment of any reserves to pay any anticipated and contingent liabilities or obligations which the General Partners, in their sole discretion, deem appropriate. Any such reserves will be charged against the Partners’ Capital Accounts on a pro rata basis based upon the proportion of each Partner’s Capital Account to the total of all Partners’ Capital Accounts, and prior to payment of such liabilities and obligations, will be placed in the hands of an escrow agent for such period and upon such terms as the General Partners will determine; and then,

(b)            To repay any loans to the Partnership by a Partner, including any deferred payment obligation to a Partner or a Partner’s personal representative as the result of a redemption by the Partnership of such Partner’s interest; and then,

(c)            To the Partners in an amount equal to any credit balance in their Capital Accounts (as a negative Capital Account balance will be considered a loan from the Partnership to the Partner for the purpose of determining distributions upon dissolution), so that the Capital Account of each Partner will be brought back to zero; and then,

(d)            The balance, if any, will be distributed to the Partners in proportion to their respective percentage interests in the Partnership.

6. ACCOUNTING

6.1            Books and Records. The General Partners will maintain the general accounts of the Partnership. The books of the Partnership will be kept on a basis consistent with the provisions of this Agreement and determined in the same manner as the Partnership computes its income (loss) for Federal income tax purposes; provided, however, that the Partnership will not use the installment method for book purposes. The books and records a Partner has the right to inspect under the KULPA will be open to the inspection of such Partner, in person or by such Partner’s duly authorized representatives, at reasonable times, as required by the KULPA. The books of the Partnership will be maintained using a method of accounting as determined by the General Partners.

6.2            Tax Year. The tax year of the Partnership will be the calendar year.

6.3            Reports. As soon as practicable after the close of each fiscal year the Partnership will furnish each Partner with a copy of the Partnership’s financial statements for such year and with a statement of such Partner’s Capital Account, as reflected on the books of the Partnership. Each Partner will also be supplied with all information with respect to the Partnership that may be required in connection with the preparation of such Partner’s tax returns.

6.4            Federal Income Tax Status and Elections.

(a)            This Partnership will constitute a partnership for Federal income tax purposes, and the General Partners will report all items of income, gain, loss, deduction and credit as a partnership and in accordance with the partnership taxation rules pursuant to the Internal Revenue Code and Treasury Regulations thereunder.

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(b)            All elections required or permitted to be made by the Partnership under the Code will be made by the General Partners in such manner as will, in their opinion, be most advantageous to a majority in interest of the Limited Partners.

7. MANAGEMENT

7.1            Management by General Partners.

(a)            The business affairs of the Partnership will be managed by the General Partners. The General Partners will have all necessary powers to carry out the purposes of the Partnership. In addition to the authority given to the General Partners by this Agreement and by law, the General Partners will have the specific authority to take the following actions.

(1)            The General Partners will have the authority, at any time, and from time-to-time, to sell, exchange, lease and/or transfer legal and equitable title to the Partnership property upon such terms and conditions and for such considerations as the General Partners consider reasonable. The execution of any document or conveyance or lease by the General Partners will be sufficient to transfer complete legal and equitable title to the interest conveyed without the joiner, ratification, or consent of the Limited Partners. No purchaser, tenant, transferee or obligor will have any obligation whatsoever to see to the application of payments made to the General Partners.

(2)            The General Partners will have the authority to retain, without liability, any and all property in the form it is received, without regard to its productivity or the proportion that any one asset or class of assets may bear to the whole. The General Partners will not have liability or responsibility for loss of income from or depreciation in the value of the property that was retained in the form in which the General Partners received it.

(3)            The General Partners will have the authority to employ such consultants and professional help as the General Partners consider necessary to assist in the prudent management, acquisition, leasing and transfer of the Partnership property, and to obtain such policies of insurance as the General Partners consider reasonably necessary to protect the Partnership property from loss or liability.

(4)            The General Partners will be permitted to register or take title to Partnership assets in the name of the Partnership or as trustee, with or without disclosing the identity of the principal, or to permit the registration of securities in “street name” under a custodial arrangement with an established securities brokerage firm, trust department or other custodian.

(b)            A General Partner shall be under no duty to devote any particular amount of his/her time to the Partnership’s business, but shall devote only such time as he/she deems necessary to efficiently manage the Partnership.

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(c)            Insofar as the law will permit, a General Partner who succeeds another General Partner will be responsible only for the property and records delivered by or otherwise acquired from the preceding General Partner, and may accept as correct the accounting of the preceding General Partner without a duty to audit the accounting or to inquire further into the administration of the predecessor, and without liability for a predecessor’s errors and omissions.

(d)            Any person dealing with the Partnership may rely upon the signed and certified affidavit of a General Partner which states:

“On my oath, and under the penalties of perjury, I swear that I am a General Partner of Teebank Family Limited Partnership. I certify that I have not been removed as General Partner and have the authority to act for and bind Teebank Family Limited Partnership in the transaction of the business for which this affidavit is given as affirmation of my authority.”

(e)            The General Partners will be entitled to a reasonable annual compensation for services rendered to the Partnership, this compensation to be measured by the time and effort required in the administration of the Partnership, the value and nature of property under administration, the investment philosophy of the Partnership, and the responsibility assumed in discharge of the duties of office. Although Trager family members may be paid if not to do so would be grossly unfair, the Partners do not expect that a Trager family member will regard compensation as being a reason to serve as a General Partner or Managing General Partner. The General Partners also will be entitled to reimbursement for all reasonable and necessary business expenses incurred in the administration of the Partnership.

(f)            No one serving as a General Partner will be required to furnish a fiduciary bond or other security as a prerequisite to such Partner’s service.

7.2            Appointment of Managing General Partner. The General Partners, if there are more than one General Partner, may appoint one of the General Partners to serve as the Managing General Partner. As between the General Partners, the Managing General Partner will have the right to make all decisions, execute all documents and take all action on behalf of the Partnership, except as otherwise expressly provided by this Agreement.

The Managing General Partner will be Steven E. Trager, Trustee of the Steven E. Trager Revocable Trust dated April 3, 1995, and as it has been and may be subsequently amended, and he hereby accepts his appointment as such. Steven E. Trager, Trustee of the Steven E. Trager Revocable Trust will continue to serve as the Managing General Partner so long as he is a General Partner or does not resign as the Managing General Partner. If Steven E. Trager, Trustee of the Steven E. Trager Revocable Trust is no longer serving as Managing General Partner and has not otherwise designated his successor, then the successor Managing General Partner will be Andrew Trager-Kusman, Emily Trager, and Scott Weinberg, acting by majority agreement.

7.2A         Explanation of the Administration and Voting of the Partnership. This paragraph 7.2A is included to explain and provide context around the voting of the Partnership.

Steven E. Trager has provided as described below in his Revocable Trust, and in the 2012 Trust (via the exercise of a power of appointment over such trust) for the voting of the General Partnership interests. If there is any difference between the trusts and this partnership agreement, the trusts, as owners of the General Partnership interest will control.

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Steve Trager Explanatory Preamble

I have created a Republic Shares Voting Committee that, if I do not change it before my disability or death, will consist of Wayne Stratton and Ken Hochman.  They will consult with Republic Bancorp, and with the Trager family, to determine when and on what terms Republic Bancorp is to be sold, and will vote the bank stock until such time as Republic Bancorp is sold.  Although I expect the committee to consult with the Trager family, the Committee decisions will control.  Accordingly, I have directed the General Partner Voting Committee to take direction from the Republic Shares Voting Committee when voting shares of Republic Bancorp, including the sale of the bank.  The General Partnership Voting Committee will control all other issues of Teebank and Jaytee, subject to the principal distribution limitations set forth below.  One of my descendants, and one of my sister’s descendants, will constitute the General Partnership Voting Committee.  I do not expect them to disagree, but if they do then Scott A. Weinberg will cast the tie-breaking vote on such matter.

I have directed that no matter what the Trustees of a trust that owns general partnership units in Jaytee, LP or Teebank, LP refuse to distribute any principal from such partnerships and refuse to dissolve such partnerships, or take any steps that would allow others to do so, until the later of ONE YEAR after the sale of Republic Bancorp or FIVE YEARS after my death.  I have given that direction because the partnerships have two very important, but very different purposes.  One, they are key to our family’s ownership and control of the Bank.  Two, they are key if the Bank is sold and I am not living to insulating family members from pressures from those with investment, venture, and business ideas until family members have had time to develop their own strategies for handling the proceeds of the sale.

General Partnership Voting Committee

.1          Effective upon my death, all general partnership units owned in trust hereunder will be voted by the Trustee with title to such units as directed by a committee of the descendants of Jean S. Trager created as follows (the “General Partnership Voting Committee”). My descendants will appoint one descendant of my mother to the General Partnership Voting Committee and the descendants of my sister, Shelley Trager, will appoint one descendant of my mother to the General Partnership Voting Committee. Such descendants may determine their respective representative in any way they determine but if they are unable to determine a representative among themselves then, (i) in the case of my descendants, AMY TRAGER, will choose the representative or if she is not then living then my son will serve in even calendar years and my daughter in odd calendar years, and (ii) in the case of my sister’s descendants, my sister, SHELLEY TRAGER, will choose the representative or if she is not then living then her eldest then living descendant will serve during even years and the next oldest during odd years. The spouse of a deceased or disabled descendant may participate in choosing a family representative on behalf of any minor descendant of a child of mine or my sister, but only descendants of my mother may serve as a member of the General Partnership Voting Committee.

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.2          The initial representative of the descendants of my sister, Shelley Trager, will be Andrew Trager-Kusman. The initial representative of my descendants will be Emily Trager. A representative may be changed at any time and from time to time, or a deceased or disabled representative replaced, by the appointing descendants giving written notice to the Trustees of the trusts owning the general partnership units of Teebank Family Limited Partnership and Jaytee Properties Limited Partnership.

.3          The General Partnership Voting Committee will act by unanimous agreement. If the two descendants of my mother who are members of the General Partnership Voting Committee cannot agree then the Tiebreaker will cast the deciding vote and the vote of the General Partnership Voting Committee will be considered to be that of the Tiebreaker.

.4          The initial Tiebreaker will be Scott Weinberg. The General Partnership Voting Committee may at any time by giving written notice to the Trustees of the trusts owning the general partnership units of Teebank Family Limited Partnership and Jaytee Properties Limited Partnership replace the Tiebreaker with an individual over the age of 30 at such time, and will do so within 45 days of the death or disability of the Tiebreaker.

.5          The General Partnership Voting Committee will direct Trustee to vote the general partnership interests regarding all decisions regarding Teebank Family Limited Partnership and Jaytee Properties Limited Partnership, including regarding distributions, investments, tax and accounting determinations, custodianship and clerical matters. Notwithstanding the foregoing, with respect to the voting of all securities in Republic Bancorp that are subject to the General Partnership Voting Committee, I direct the General Partnership Voting Committee to follow the written direction of the Republic Shares Voting Committee as set forth in my Revocable Trust as amended to the date of my death and the Trager Trust of 2012 as in effect at my death as modified by the exercise of my power of appointment over the trusts administered by such instrument. Such actions could include the election of directors, the payment of dividends, securities and regulatory filings, the use of shares of Republic Bancorp as collateral, the contribution of securities to other entities, the distribution of shares from Teebank Family Limited Partnership and/or Jaytee Properties Limited Partnership, or the sale of shares. Trustee may not take any action that would reduce or eliminate the effective authority of the Republic Shares Voting Committee to direct the General Partnership Voting Committee as to the shares of Republic Bancorp (for example, distributing shares out of a partnership or into another entity) unless Trustee receives, prior to taking such action, both the written direction to take such action from the General Partnership Voting Committee and the written concurrence in such action from the Republic Shares Voting Committee. Further, Republic Bancorp, as a corporation, has created, and will maintain, a committee that at an appropriate time may entertain sale of Republic Bancorp and it is my expectation that the General Partnership Voting Committee and the Republic Shares Voting Committee will give due regard to that corporate committee.

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.6          Trustee will incur no liability when acting at the direction of the General Partnership Advisory Committee and the Republic Shares Voting Committee as set forth above. No party dealing with Trustee has any duty to determine if Trustee is acting at the direction of the General Partnership Advisory Committee and the Republic Shares Voting Committee. The members of the General Partnership Advisory Committee and Republic Shares Voting Committee will be fiduciaries but no member of either Committee will at any time be held liable for any action taken or not taken (including any action taken or not taken in exercising a business judgment) unless such member has acted in willful misconduct, bad faith or self-dealing. A member of either Committee will be entitled to recover from the trust assets (but only to the extent of the assets therein at the time a request for such recovery is made) for any and all losses, damages, expenses (including attorney fees), claims, lawsuits, or judgments incurred or suffered by such member, whether individually or in a fiduciary capacity by virtue of, or in any way arising from, any action taken or not taken by, or allegedly taken or not taken by such member; provided, however, no member of either Committee will be entitled to recover any such amount if it is established by a final judgment of a court of competent jurisdiction that such person was acting in willful misconduct, bad faith, or self-dealing at such time.

7.            Notwithstanding the foregoing, neither Teebank Family Limited Partnership nor Jaytee Properties Limited Partnership should be dissolved, modified, or amended with regards to distributions or voting of Republic Bancorp shares, until the later to occur of (a) five years after my death, or (b) one year after the sale of Republic Bancorp. During such time, income may be distributed from the partnerships and the partnerships will distribute additional amounts as required to pay the income taxes owed by each partner based on the highest applicable rate of federal income tax and Kentucky income tax, but no other principal may be distributed from the partnerships.

7.3            Limitation on Power and Authority of the Managing General Partner. Notwithstanding anything in this Agreement to the contrary, the Managing General Partner shall not do any of the following acts without the prior written consent of the other General Partner(s):

(a)            Loan Partnership funds in excess of $1.0 million or for a term in excess of one year to any Partner;

(b)            Change or reorganize the Partnership into any other legal form;

(c)            Admit someone into the Partnership as a General Partner or Limited Partner; or

(d)            Sell, assign or otherwise transfer any shares of Republic Bancorp, Inc. or any successor thereof that are owned by the Partnership.

7.4            Limitation on Power and Authority of the General Partners. Notwithstanding anything in this Agreement to the contrary, the General Partners shall not do any of the following acts without the prior written consent of Limited Partners representing a majority in interest of all the Limited Partner interests of the Partnership.

(a)            Take any action that would make it impossible to carry on the ordinary business of the Partnership;

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(b)            Confess a judgment against the Partnership in excess of $1.0 million or except as permitted by any existing loan agreement or similar financing that binds the Partnership; or

(c)            File a petition for, or consent to the filing of a petition against the Partnership under any federal or state bankruptcy, insolvency or reorganization act.

In addition, the General Partners shall not amend the Certificate of Limited Partnership in any manner that materially alters the preferences, privileges or relative rights of the Partners unless such amendment is approved in advance by the unanimous approval of all the General Partners and all the Limited Partners.

7.5            Voting the Partnership’s Republic Bancorp, Inc. Shares.

(a)            If the Partnership owns any shares of Republic Bancorp, Inc. stock (“Republic Stock”), then the right to vote the Republic Stock will be vested in a Republic Shares Voting Committee consisting of Steven E. Trager, Scott Trager, and Sheldon G. Gilman. In the event Scott Trager or Sheldon G. Gilman is unable to continue to serve as such, then Steven E. Trager shall appoint the successor Voting Committee member(s).

(b)            Notwithstanding the foregoing, in the event Steven E. Trager is no longer serving as General Partner or as Trustee of any Trust serving as General Partner and the Partnership owns any Republic Stock, then the members of the Republic Shares Voting Committee will be Wayne Stratton and Kenneth Hochman. Further, Steven E. Trager may remove and designate other persons to serve on the Republic Shares Voting Committee. If Steven E. Trager is unable to act, then the then current members of the Republic Shares Voting Committee will select a successor person to serve on the Republic Shares Voting Committee. For purposes of this Agreement, an individual will be unable to serve in a designated role (e.g. as a general partner or member of a voting committee), if the individual is unable to conduct normal business affairs in a prudent manner or to perform material responsibilities of the individual’s position by reason of a medical condition, whether of a traumatic, progressive or intermittent nature, which such individual’s then regular physician believes will probably last for more than 30 days. Implementation of this paragraph 7.5(b) is subject to compliance with notice or approval requirements, if any, of applicable federal or state banking laws.

(c)            The Republic Shares Voting Committee’s right to direct the Managing General Partner in voting Republic Stock applies to each matter which is brought before an annual or special meeting of the shareholders of Republic Stock. Before each such shareholders’ meeting the Managing General Partner will provide the Republic Shares Voting Committee with copies of all proxy solicitation materials pertaining to the exercise of such rights, and such materials will contain all the information distributed to other Republic shareholders. The Republic Shares Voting Committee will then determine, by majority vote, how to direct the Managing General Partner to vote the shares of Republic Stock.

(d)            The Republic Shares Voting Committee’s decisions will be binding and conclusive on the Managing General Partner and the Partnership. The then Managing General Partner or any other then serving General Partner will vote all shares of Republic Stock owned by the Partnership in accordance with the directions of the Republic Shares Voting Committee.

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(e)            The Partners agree that no member of the Republic Shares Voting Committee shall be liable to the Partnership or any Partner for any action taken or omitted to be taken in good faith in connection with such member’s participation on the Republic Shares Voting Committee and in reliance on the provisions of this Agreement. The Partners shall indemnify each member of the Republic Shares Voting Committee and hold such member harmless from any claims, actions, causes of action, demands, damages, liabilities, costs and expenses arising out of, or related to, any act or omission to act by such member in connection with or related to his/her service as a member of the Republic Shares Voting Committee, subject only to Section 7.5(g). In addition, any person who relies on the Republic Shares Voting Committee’s representation(s) shall be indemnified and held harmless by the Partners for any threatened, pending or completed action, claim, demand, suit or proceeding, whether civil, criminal, administrative or investigative, falling within the Republic Shares Voting Committee’s power, duty and authority.

(f)            Indemnification will include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by a member of the Republic Shares Voting Committee in connection with such action, claim, demand, suit or proceeding. The termination of any action, claim, demand, suit or proceeding by judgment, order, settlement, or its equivalent, will not, of itself, create a presumption that a member of the Republic Shares Voting Committee acted in manner that would give rise to liability. A member of the Republic Shares Voting Committee shall be held harmless and will be indemnified from any loss or expense that is taken in accordance with the direction or consent of the Partners. The Partners shall pay for or reimburse the reasonable expenses incurred by a member of the Republic Shares Voting Committee in connection with any such proceeding in advance of final disposition thereof.

(g)            The Partners shall not indemnify any member of the Republic Shares Voting Committee against any liability or expense for acts or omissions by the member not in good faith or which involve intentional misconduct by the member or are known to the member to be a violation of law.

7.6            Liability of the General Partners. The General Partners and their agents will not be liable, responsible or accountable in damages or otherwise, to the Partnership or to any of the Partners for any acts performed or omitted to be performed in good faith. Such good faith errors will include mistakes of judgment or losses due to such mistakes or to the negligence or bad faith of any employee, broker, advisor or other agent or representative of the Partnership (provided that such agent or representative was selected with reasonable care). The General Partners may consult with legal counsel and other professional advisers selected by the Managing General Partner and will have no liability for the consequences of any action or omission resulting from good faith reliance on the advice of such counsel or other professional advisers. The exculpation provided in this section shall apply to the agents, employees and other legal representatives of the General Partners.

7.7            Other Interests. The General Partners and the Limited Partners may engage in, and/or possess interests in other business ventures of every nature and description, whether or not competitive with the business of the Partnership, independently or with others, and neither the Partnership nor any Partner will, by virtue of this Agreement, have any rights in or to such other ventures or the income or profits derived therefrom.

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7.8            Limited Partners. No person in such person’s capacity as a Limited Partner will have any voice in, or take part in the management of the business or affairs of the Partnership or have the right or authority to act for, or bind the Partnership. The Limited Partners will not be liable for any of the losses, debts or liabilities of the Partnership in excess of the balance of their respective Capital Accounts, except as otherwise expressly provided by law. A General Partner may also be a Limited Partner.

8. ADDITIONAL PARTNERS

8.1            Additional Partners.

(a)            Upon the approval of the General Partners, and subject to the following provisions, the Partnership may invite other persons who are not Partners to join the Partnership. Any sale or issuance of Partnership interests will be made in accordance with this Agreement.

(b)            The purchase price and terms of payment for new or additional Partnership interests will be such as are determined by the General Partners at the time of such acquisition.

8.2            Conditions Precedent to Acceptance. As a condition precedent to the acceptance of any new Partner, such proposed new Partner will be required to sign and deliver an appropriate instrument evidencing such person’s agreement to all the terms and conditions of this Agreement and such person also will execute and deliver all other documents and instruments as the Partnership may require. Any new person being admitted to the Partnership will become a Partner upon the execution of the last of such agreements to be executed. The legal fees and costs associated with the preparation and filing of an amendment to the Certificate of Partnership to effectuate such admission, if necessary, will be borne by the Partnership.

8.3            Allocations. Additional Partnership interests will not be entitled to any retroactive allocation of the Partnership’s income, gains, losses, deductions, credits or other matters of any kind; provided, however, that any additional Partnership interests will be entitled to their respective share of the Partnership’s income, gains, losses, deductions, credits, and other matters of any kind arising under contracts entered into before the effective date of the issuance of any additional Partnership interests to the extent that such income, gains, losses, deductions, credits, and other matters of any kind arise after such effective date. The Partnership’s books may be closed at the time additional Partnership interests are issued (as though the Partnership’s tax year had ended) or the Partnership may credit to such Partner a pro rata allocation of the Partnership’s income, gains, losses, deductions, credits and other matters of any kind for that portion of the Partnership’s fiscal year after the effective date of the issuance of the additional Partnership interests.

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9. WITHDRAWAL, SUBSTITUTION OF PARTNERS

9.1            Restrictions on Withdrawal, Substitution and Transfer. This Partnership was formed by a family, a closely-held group, and they know, depend upon, and trust one another, and have either surrendered certain management rights in exchange for limited liability (as in the case of Limited Partners) or assumed sole management responsibility and risk (as in the case of a General Partner), based upon their relationship and trust. Furthermore, as capital is also material to the business and investment objectives of the Partnership and its federal tax status, any unauthorized substitution or transfer of a Partner’s interest in the Partnership could create a substantial hardship on the Partnership, jeopardize its capital base, and adversely affect its tax structure. Accordingly, the following restrictions on substitution and transfer are intended as a method to protect and preserve the existing relationships based upon the trust of the Partners and the Partnership’s capital and its financial ability to continue.

9.2            Restrictions on Transfer of General Partner Interests.

(a)            No General Partner may withdraw (disassociate) from the Partnership prior to its dissolution except as provided by KULPA. Further, no General Partner may sell, assign, transfer (by gift or otherwise), mortgage, pledge, hypothecate, encumber or otherwise dispose of, directly or indirectly, all or any part of his/her General Partner interest in the Partnership except as provided below. A transfer of a General Partner’s interest, pursuant to the provisions of this Agreement as hereinafter provided, will not constitute a withdrawal causing termination. In addition, no General Partner has the unilateral right, at any time, to cause the termination or liquidation of the Partnership.

(b)            A General Partner may make the following transfers:

(1)            A General Partner may transfer his General Partner interest to a revocable trust that is created by the General Partner as grantor thereof and is for the exclusive use and benefit of the General Partner and/or his descendants under the terms of which the General Partner serves as trustee. At such time as the General Partner dies or otherwise ceases to act as trustee of such trust then the General Partner interest will become a Limited Partner interest as hereinafter provided by this Agreement.

(2)            A transfer during life to a marital deduction trust that qualifies as a qualified terminable interest property trust under Code Section 2523(f) or a transfer at death to a marital deduction trust that qualifies as a qualified terminable interest property trust under Code Section 2056(b)(7).

(3)            A General Partner may transfer his General Partner interest to a limited liability company that is solely owned by the General Partner or the General Partner’s Trustee. At such time as the General Partner dies or otherwise ceases to be the sole owner of such limited liability company, then the General Partner interest will become a Limited Partner interest as hereinafter provided by this Agreement.

(c)            The transferee of a General Partner interest may not be admitted as a substituted General Partner without the consent of the other General Partner(s). If there are no other General Partners, then such transferee may be admitted only with the consent of Limited Partners representing a majority of the Limited Partner interests in the Partnership. Further, the transferee must have agreed to, and adopted all of the provisions of this Agreement, as the same may have been amended, which agreement and adoption is evidenced in such manner as is required by the General Partners or the Limited Partners, as the case may be.

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(d)            Prior to the transfer of any General Partner’s interest, the transferor also must give satisfactory evidence to the Partnership’s legal counsel that: (i) the transfer will not require registration under any federal or state securities laws; (ii) the transfer will not result in the termination of the Partnership under Code Section 708; and (iii) the transfer will not result in the Partnership being subject to the Investment Company Act of 1940, as amended.

9.3            Restrictions on Transfer of Limited Partner Interests.

(a)            Except as provided below, no Limited Partner may withdraw (disassociate) from the Partnership prior to its dissolution and no Limited Partner may sell, transfer or assign, by gift or otherwise, nor mortgage, pledge, hypothecate, encumber or otherwise dispose of, directly or indirectly, all or any part of his/her Limited Partner interest without the prior consent of all the General Partners.

(b)            A Limited Partner may make the following transfers without the consent of the General Partners:

(1)            A transfer to related parties after which the ownership of the economic interest and benefits will be effectively unchanged; i.e., interfamily transfers or transfers within an affiliated group;

(2)            A transfer in connection with the entry of a divorce decree for or against a Limited Partner;

(3)            A transfer to trusts for the exclusive benefit of a Limited Partner or trusts for any of the other foregoing entities or individuals; and

(4)            A transfer to beneficiaries of trusts created by or for the use and benefit of such Limited Partner.

(c)            Prior to the transfer of any Limited Partner’s interests, the transferor must give satisfactory evidence to the General Partners that: (i) the transfer will not require registration under any federal or state securities laws; (ii) the transferee will execute and deliver to the Partnership a written agreement, satisfactory to the Partnership, to be bound by and become a signatory to this Agreement if the transfer is approved; (iii) the transfer will not result in the termination of the Partnership under Code Section 708; and (iv) the transfer will not result in the Partnership being subject to the Investment Company Act of 1940, as amended.

(d)            In the event of a Limited Partner’s death, the deceased Limited Partner’s interest will pass to the Limited Partner’s estate (executor or personal representative trustee or assignee).

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9.4            Substituted Limited Partners. The transferee of a Limited Partner interest will not be admitted as a substituted Limited Partner unless all of the following conditions have been met:

(a)            The transfer is made pursuant to the written consent of all the General Partners, which consent may be given or withheld in the sole discretion of the General Partners;

(b)            The General Partners have received, in form and substance satisfactory to the General Partners, a written instrument executed by the transferor, which instrument transfers to the transferee all or part of the transferor’s Partnership interests;

(c)            The transferee has agreed to, and adopted all the provisions of this Agreement, as the same may have been amended, which agreement and adoption is evidenced in such manner as is required by the General Partners; and

(d)            The transferee has paid or agreed to pay, as the General Partners may determine, all reasonable expenses relating to such admission.

9.5            Retirement, Death, Bankruptcy, or Incompetency of Partner.

(a)            Steven E. Trager, in his capacity as trustee, is the Managing General Partner, and in the event of his death or disability or inability to continue to serve, in his capacity as trustee, as General Partner or Managing General Partner, then his successor shall be the Trustee designated under the Steven E. Trager Revocable Trust.

(b)            Subject to Section 9.5(a), if a General Partner is an individual and he/she dies or becomes disabled, his/her General Partner interest shall automatically be converted into a Limited Partner interest, and his/her assignee or personal representative, as the case may be, shall cease to be a General Partner and shall only be a Limited Partner. The assignee or personal representative, as the case may be, shall execute and deliver such documents as may be necessary or desirable to consummate such conversion. In addition, if there are two or more General Partners, then the remaining General Partner(s) is (are) authorized and empowered to act for the Partnership. If there is only one General Partner, and such individual ceases to serve as such or is unable to serve as stated above, then the Limited Partners representing a majority of the percentage interests of the Limited Partners will elect a new General Partner, with the consent of the person so selected. If such new General Partner accepts such designation, the new General Partner shall succeed to all of the rights, duties, and obligations of the former General Partner occurring from and after the date of acceptance. In the absence of such election and consent and acceptance, the Partnership shall be dissolved as provided in this Agreement.

(c)            In the event of the death, adjudication of incompetency, or insanity of a Limited Partner, the legal representative or legal successor of the deceased or incompetent Limited Partner who has legal control of, or inherits his/her Limited Partner interests will be deemed the assignee of the entire Limited Partner interests of the deceased or incompetent Limited Partner and may be admitted as a Substitute Limited Partner if the requirements for becoming a Substitute Limited Partner as set forth in this Agreement are satisfied. Further, the estate of a deceased or incompetent Limited Partner will be liable for any of his/her liabilities and obligations to the Partnership. In the event of the death or disability of a Limited Partner who is an individual, any person acting under a durable power of attorney or Letters of Guardianship or Committee for such Limited Partner may exercise all of said Limited Partner’s rights and voting authority for and on behalf of his/her principal.

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10. TRANSFERS OF LIMITED PARTNER INTERESTS

10.1          Right of Removal. The General Partners retain the right to be associated with whomsoever they so desire. Accordingly, no Limited Partner has a prescriptive right to retain and own an interest in the Partnership as a matter of legal right. Each Limited Partner is subject to being removed and terminated as a Limited Partner (expelled) as hereinafter provided.

10.2          Approval of General Partners for Removal. Upon approval of the General Partners, the Partnership may remove (expel) any Limited Partner at any time, whereupon the Partnership shall purchase and the removed Limited Partner shall sell his/her Limited Partner interest for Fair Market Value (as determined in paragraph 10.6), over the period described in paragraphs 10.7 and 10.8.

10.3          Right of Set Off. Notwithstanding anything herein to the contrary, in the event that the removed Limited Partner, or any corporation, partnership, limited liability company or other entity in which the removed Limited Partner, directly or indirectly, owns or controls 80 percent of the equity and/or voting power therein, is indebted to the Partnership for any liability, loss, claim, damage, expense or debt, the Partnership may offset said indebtedness against the purchase price of the Limited Partner’s interest as determined herein.

10.4          Voluntary Transfers of Limited Partner Interests.

(a)            If any Limited Partner (“Transferor L.P.”) receives a bona fide written offer that the Transferor L.P. desires to accept (“Transferee Offer”) from any person (“Transferee”)to purchase any portion of the Transferor L.P.’s Limited Partner interests (“Transferor Interest”), then prior to any intended transfer of the Transferor Interest, the Transferor L.P. will give the other Partners and the Partnership written notice of such intent, including the proposed Transferee’s identity and a true and complete copy of the Transferee Offer (“Transfer Notice”). The Partnership and the other Partners shall have the right for 60 days following receipt of the Transfer Notice (the “Offer Period”) to purchase the Transferor Interest (i) at a price equal to the lower of the Transferor Interest’s Fair Market Value as defined below or the price in the Transferee Offer and (ii) at the other terms and conditions set forth in the Transferee Offer.

(b)            The other Partners will have the first option to purchase the Transferor Interest in accordance with their percentages of Partnership interests in the Partnership or in such other percentages as they may unanimously agree. If not all of the other Partners elect to purchase, then those Partners electing to purchase will have the right to purchase the balance of the Transferor Interest in accordance with their respective percentages of Partnership interests among themselves, or in such other percentages as they may unanimously agree.

(c)            If the other Partners fail to purchase all the Transferor Interest, then the Partnership will have the right to purchase the remaining balance of the Transferor Interest.

(d)            If the other Partners and/or the Partnership elect to exercise their right to purchase the Transferor Interest, they shall notify the Transferor in writing before the Offer Period expires. The parties shall execute all necessary documents to complete the transaction and shall close said transaction as expeditiously as possible.

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(e)            The purchasing Partners or Partnership may elect to pay the purchase price either in accordance with the terms and conditions set forth in the Transferee Offer or in accordance with the terms and conditions of this Agreement.

(f)             If all the Transferor Interest is not purchased by either the other Partners or the Partnership, then the Transferor L.P. will be free, for a period of 30 days after the expiration of the Offer Period (“Free Transfer Period”), to transfer the balance of the Transferor Interest to the Transferee for the same or greater price and on the same terms and conditions as set forth in the Transferee Offer. If the Transferor L.P. does not transfer the Transferor Interest to the Transferee within the Free Transfer Period, the Transferor L.P.’s right to transfer the Transferor Interest to the Transferee will expire.

(g)            Any transfer by the Transferor L.P. without strict compliance with the terms, provisions and conditions of this Agreement will be null and void and of no force and effect whatsoever.

10.5          Involuntary Transfers of Limited Partner Interests. If any Limited Partner’s Partnership interest is sought to be transferred by any involuntary means (other than death or adjudication of incompetency or insanity), including, but not limited to, attachment, garnishment, execution, bankruptcy, insolvency, levy or seizure, then such Limited Partner shall deliver written notice of such action to the General Partners and such Limited Partner’s Partnership interest will then be subject to being purchased as follows.

(a)            Each of the other Partners will have the first option to purchase in accordance with their percentages of Partnership interests in the Partnership or such other percentages as they may unanimously agree. If not all of the other Partners elect to purchase, then those Partners electing to purchase will have the right to purchase the balance of the offered Partnership interest in accordance with their respective percentages of Partnership interests among themselves, or in such other percentages as they may unanimously agree.

(b)            If the other Partners fail to purchase all of the interest sought to be involuntarily transferred, then the Partnership will have the right to purchase the remaining balance of such Partnership interest.

(c)            The option to the other Partners and to the Partnership to purchase the interest sought to be involuntarily transferred is hereinafter referred to as the “Involuntary Option.”

(d)            The term of the Involuntary Option of the other Partners and the Partnership will commence upon their receipt of actual notice of the attempted involuntary transfer and will terminate, if not exercised, 60 days thereafter, unless sooner terminated by written refusal of the other Partners. An election to exercise any Involuntary Option will be made in a writing that is transmitted to the Limited Partner whose Partnership interest is sought to be involuntarily transferred.

(e)            Upon the failure or neglect of the other Partners or the Partnership to purchase, in accordance with this section, all of the Partnership interest sought to be involuntarily transferred, the unpurchased Partnership interest may be involuntarily transferred, but such transferee will not become a substitute Limited Partner unless the requirements for becoming a substitute Limited Partner as set forth in this Agreement are satisfied in full. Nevertheless, such transferee will be subject to all the terms and conditions of this Agreement.

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(f)             If, notwithstanding the provisions of this Agreement, any Partnership interest is transferred by involuntary means without compliance with the terms and conditions of this Agreement, then the Involuntary Option described above will be to purchase such Partnership interest from the transferee( s).

(g)            The purchase price for a Limited Partner’s Partnership interests to be purchased pursuant to the exercise of the Involuntary Option will equal its Fair Market Value as defined below. The purchaser will pay the foregoing purchase price pursuant to the terms of this Agreement herein below provided.

(h)            The closing date will occur on or before 30 days following the exercise of the Involuntary Option. At the closing, the selling Limited Partner will execute such instruments of assignment as shall be required by the purchasing Partner(s) or the Partnership, so as to transfer the Partnership interests being sold free and clear of all liens, claims, security interests, and encumbrances whatsoever. If the selling Limited Partner fails to execute such documents, then the General Partners may do so pursuant to the power of attorney granted them in this Agreement.

10.6          Fair Market Value.

(a)            “Fair Market Value” means the price at which the Partnership interest being valued would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both being reasonably informed of the relevant factors and in light of the circumstances and prospects surrounding the business of the Partnership. The General Partners will determine the Fair Market Value of the Partnership interest, subject to their Fiduciary Duty as provided below, and that determination shall take into consideration appropriate discounts for lack of marketability and minority interest related to such Partnership interest. If the withdrawing or transferor Partner objects to the General Partners’ determination of Fair Market Value, then such value will be determined by an appraiser jointly chosen by the withdrawing or transferor Partner and the General Partners. If the parties cannot agree on the choice of one appraiser, then the General Partners will appoint one appraiser and the withdrawing or transferor Partner will appoint another appraiser. Each party will bear the cost of its own appraisal. If the resulting appraisals are different, and if the higher appraisal value is 110 percent or less of the lower appraisal, then the two appraisals will be averaged and the averaged appraisals will be deemed to be the Fair Market Value for purposes of this Agreement. If the higher appraisal value is more than 110 percent of the lower appraisal value, then the Partnership’s independent public accountant will appoint a third appraiser and this third appraiser will review both of the already prepared appraisals, and select the one appraisal which, in the opinion of the third appraiser, is most correct in determining Fair Market Value. The decision of the third appraiser will be final and binding on the parties. The party whose appraisal is not selected will pay the cost of the third appraiser.

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(b)            Adjustments to Fair Market Value will be made as follows:

(1)            To reflect any distributions made in the regular course of business, between the termination date and the date the Partnership begins payments in redemption of the Partnership interest; and

(2)            To reflect the effect of the redemption of the Partnership interest on the withdrawing Partner’s interest, the value of the total Partnership interests outstanding and the Capital Account balances represented by the Partnership interests not being redeemed.

10.7          Payment of Purchase Price. The purchase price for a Limited Partner’s interest will be paid by the purchaser(s) in 120 equal monthly installments of principal (or the remaining term of the Partnership if less than 120 months) plus interest on the unpaid principal balance at a rate equal to the prime rate charged by the bank where the Partnership conducts its banking business. The interest rate will be adjusted every six months. The first monthly installment will be due and payable 120 days after the determination of the purchase price for the Limited Partner’s interest. Each purchaser may prepay his/her portion of the unpaid principal balance at any time. In the event of non-payment of any installment by one or more purchasers, the withdrawing Partner or the deceased Partner’s personal representative, as the case may be, may declare the remaining payments due from said purchaser(s) to be in default and require the immediate payment of the entire unpaid principal balance due from said purchasers(s) with all accrued interest.

10.8          Postponement of Time for Payment of Purchase Price. Notwithstanding the above, neither the Partnership nor the Partners will be required to make payments for the purchase of more than one terminated or deceased Partner’s interest at any one time. If during the period of time in which the Partners or the Partnership are making payments to purchase a Partner’s interest, an event occurs which would require the Partners or the Partnership to purchase an additional Partner’s interest, then the payments for such subsequent Partner’ s interest will not be required to commence until 30 days after the completion of payments for the purchase of the previously withdrawing or transferring Partner’s interests. These provisions only alter the timing of payments for a Partner’s interest and do not affect the determination of the termination date, the amount of the purchase price, and any other rights and obligations provided herein.

11. FIDUCIARY DUTIES OF PARTNERS

11.1          Fiduciary Duty. The General Partners have a fiduciary obligation of good faith, loyalty and fair and honest dealing towards the Partnership and all the Limited Partners. Further, each General Partner has a duty of trust to the Partnership and to the Limited Partners and a duty to act in any manner the General Partner believes to be in the Partnership’s best interest. Each General Partner will refrain from any activity which is detrimental to the Partnership’s best interests or which interferes with accomplishing the objectives for which the Partnership has been organized.

11.2          Responsibility of General Partners.

(a)            The General Partners will not be liable, responsible or accountable for damages to any Partner or the Partnership for any act or omission to act on behalf of the Partnership that is in good faith and in a manner reasonably believed by such General Partners to be within the scope of the authority granted to the General Partners by this Agreement and in the best interests of the Partnership, unless such General Partners are guilty of gross negligence or willful misconduct with respect to such acts or omissions in breach of their fiduciary duty.

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(b)            Any actions taken by a General Partner in the General Partner’s personal capacity as a director, officer, employee or shareholder of Republic Bancorp, Inc. or its successor will not constitute a violation of the General Partner’s duty of loyalty to the Partnership. Limited Partners representing a majority of the Limited Partner interests in the Partnership may authorize or ratify an act or transaction that otherwise would violate a General Partner’s duty of loyalty.

(c)            The Partnership will indemnify the General Partners for, and hold the General Partners harmless from, any liability, loss, cost, damage or expense (including reasonable attorney’ fees) incurred by the General Partners in connection with any act or omission to act not involving gross negligence or willful misconduct or bad faith in breach of their fiduciary duty to the Partnership.

11.3            Fiduciary Capacity. A Partner may own one or more interests in a fiduciary capacity, such as a trustee under a trust agreement, as executor or a personal representative of an estate, or as custodian. Except as hereinafter provided, such fiduciary will have no interest or obligation individually with respect to any such interests, but will be considered as acting solely in such fiduciary capacity. If a Partner acting in a fiduciary capacity ceases to act as such, the successor fiduciary shall be a Partner in the same fiduciary capacity with the same rights and obligations as the predecessor fiduciary. A person may be a Partner in an individual capacity and a Partner in one or more fiduciary capacities.

11.4          Revocable Trusts. An individual Partner that holds his/her interests as trustee under a Revocable Trust that has not been admitted as a Partner will be considered to have the same duties and responsibilities to the Partnership that such individual would have if he/she held the interests individually. The Trust shall be admitted as a Partner upon the approval of the General Partners and upon the adoption of all the provisions of this Agreement, as the same may have been amended, which approval and adoption may be evidenced in such manner as is required by the General Partners.

12. FEDERAL INCOME TAX MATTERS

12.1          Distributive Shares. For purposes of Subchapter K of the Internal Revenue Code, the distributive shares of the Partners of each item of Partnership taxable income, gain, loss, deduction or credit for any tax year will be in the same proportions as their respective shares of the net income or net loss of the Partnership allocated to them pursuant to the terms of this Agreement. Notwithstanding the foregoing, to the extent not inconsistent with the allocation of gain provided for herein, gain recognized by the Partnership which represents ordinary income by reason of recapture of depreciation or cost recovery deductions for Federal income tax purposes will be allocated to the Partner (or the Partner’s successor-in-interest) to whom such depreciation or cost recovery deduction to which such recapture relates was allocated.

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12.2          Elections.

(a)            The election permitted by Code Section 754 and any other elections required or permitted to be made by the Partnership under the Code, will be made by the General Partners or Managing General Partner, as the case may be. Such election will be made in the General Partners’ or Managing General Partner’s sole and absolute discretion, subject only to their Fiduciary Duty as provided above in this Agreement. If a Code Section 754 election is made, then each Partner’s Capital Account will be adjusted to the extent required by Regulation §1,704-1 (b)(2)(iv)(m).

(b)            Notwithstanding the above, upon a General Partner’s death, the Partnership agrees to elect the treatment provided under Code Section 754 if doing so benefits the deceased General Partner’s estate. Further, the General Partners or Managing General Partner, as the case may be, will take all reasonable steps necessary to cause such election, if made, to be effective for the Partnership’s taxable year during which the General Partner died. With respect to the death of a Limited Partner or a trust in which a deceased Limited Partner was a beneficiary, the General Partner, in its sole discretion, may elect the treatment provided under Code §754.

12.3          Partnership Representative.

(a)            Steven E. Trager is designated as the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (or under any applicable state or local law providing for an analogous capacity). Notwithstanding anything herein to the contrary, any expenses incurred by the Partnership Representative in carrying out its responsibilities and duties in such capacity under this Agreement shall be an expense of the Partnership for which the Partnership Representative shall be reimbursed by the Partnership. The General Partners shall have the power to designate a successor Partnership Representative and, if a successor Partnership Representative is not an individual, to appoint an individual (the “Designated Individual”) meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Partnership Representative in audits and other proceedings governed by Code Sections 6221 through 6241 (together with any regulatory or other administrative guidance promulgated thereunder, and any successor provisions, the “Partnership Tax Audit Rules”), as permitted by the Partnership Audit Rules.

(b)            The Partnership Representative is authorized and required to represent the Partnership in connection with all examinations of the affairs of the Partnership by any federal, state, local, or foreign taxing authority, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. Each Partner agrees that any action taken by the Partnership Representative in connection with audits of the Partnership (including actions by a Designated Individual in an audit governed by the Partnership Tax Audit Rules) shall be binding upon such Partner and that such Partner shall not independently act with respect to tax audits or tax litigation affecting the Partnership. The Partnership Representative shall have sole discretion to determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Each Partner agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations by Taxing Authorities and any resulting proceedings; provided, that a Partner shall not be required to file an amended federal income tax return, as described in Code Section 6225(c)(2)(A).

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(c)            Except as otherwise set forth herein, in the event of an audit of the Partnership that is subject to the Partnership Tax Audit Rules or any analogous provision of state or local law, the Partnership Representative and, as applicable, the Designated Individual, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative, the Designated Individual, or the Partnership under the Partnership Tax Audit Rules. To the extent that the Partnership Representative and, as applicable, Designated Individual do not make an election under Code Section 6221(b), the Partnership Representative and, as applicable, the Designated Individual shall use commercially reasonable efforts to reduce to the extent possible the amount of tax owed by the Partnership pursuant to an audit under the Partnership Tax Audit Rules (or analogous state or local partnership audit procedures) by either (i) making any modifications available under Code Section 6225(c)(3), (4), and (5) (or analogous provisions of state or local law) or (ii) making a timely election under Code Section 6226 (or an analogous provision of state or local law). If an election under Code Section 6226(a) is made, the Partnership shall furnish to each Partner for the year under audit a statement of the Partner’s share of any adjustment set forth in the notice of final partnership adjustment, and each Partner shall take such adjustment into account as required under Code Section 6226(b).

(d)            Each Partner agrees that such Partner shall not treat any Partnership item inconsistently on such Partner’s federal, state, foreign, or other income tax return with the treatment of the item on the Partnership’s return. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax, or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226) will be paid by such Partner and if required to be paid (and actually paid) by the Partnership, will be recoverable from such Partner by the Partnership.

(e)            The Partnership shall defend, indemnify, and hold harmless the Partnership Representative and any Designated Individual against any and all liabilities sustained as a result of any act or decision concerning Partnership tax matters and within the scope of such person’s responsibilities as the Partnership Representative and Designated Individual, as applicable, so long as such act or decision was done or made in good faith and did not constitute gross negligence or willful misconduct.

(f)            Notwithstanding anything herein to the contrary, any expenses incurred by the Partnership Representative or a Designated Individual in carrying out their responsibilities and duties in such capacity under this Agreement shall be an expense of the Partnership for which the Tax Matters Representative or the Designated Individual shall be reimbursed by the Partnership.

(g)            The provisions of this Section 12.3 and the obligations of a Partner or former Partner pursuant to Section 12.3 shall survive the termination, dissolution, liquidation, and winding up of the Partnership and the withdrawal of such Partner from the Partnership or the Transfer of such Partner’s Partnership interests.

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13. DISSOLUTION AND WINDING-UP

13.1          Dissolution Events.

(a)            The Partnership will dissolve and terminate upon the written consent of all the General Partners or upon the entry of a decree of judicial dissolution under KULPA. The Partnership will not dissolve upon the transfer of a General Partner’s Interest to a qualified successor in interest, as provided above. Further, the Partnership will not dissolve upon the death, bankruptcy, adjudication of incompetency or insanity or withdrawal of a Limited Partner or an assignment by a Limited Partner of his/her interest in the Partnership. In any such event, the General Partner will have the right and duty to continue the business of the Partnership under the terms of this Agreement.

(b)            Notwithstanding the preceding, the Partnership should not be dissolved under any circumstances until the later to occur of (a) five years after the death of Steven E. Trager and (b) one year after the sale of Republic Bancorp.

13.2          Winding-Up. The Partnership will be allowed one year from the date of any event occasioning dissolution for the winding-up of its affairs and shall be allowed such additional time as may be reasonable for the orderly sale of the Partnership properties.

14. ARBITRATION

14.1          Reasons for Arbitration. The Partners agree that the resolution of all disputes will be resolved in accordance with the terms of this Agreement since the private resolution of disagreements by binding arbitration is far superior to the delay, cost and public disclosure resulting from civil litigation. The General Partner and the Partnership are subject to reporting requirements of the Securities and Exchange Commission and the bank authorities, and it is essential that all such information be handled on a confidential basis until any of such matters are properly reported to the appropriate government authorities and made public.

14.2          Issues to be Arbitrated. The parties agree to submit all disputed issues to final and binding arbitration. A “disputed issue” means any disagreement in regard to any of the terms and conditions of this Agreement and any dispute among the parties concerning their relationships, issues involving an accounting, and the right to rescission, as well as any issues not directly covered by this Agreement.

14.3          Arbitrator Selection and Conduct of Arbitration Proceedings.

(a)            The parties agree that all disputed issues will be resolved by a single arbitrator who will determine and decide any dispute raised by the parties. The person who is selected to serve as an arbitrator must have had prior experience as a judge of a court of general jurisdiction or an appellate court. If the parties cannot agree to the selection of a single arbitrator, then each party will designate a person who is otherwise qualified to serve as an arbitrator, and the selected persons will then select a single arbitrator who will decide all disputed issues. Further, the arbitrator and the persons selecting the single arbitrator will be impartial and will have no prior or present relationship with any of the parties.

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(b)            The arbitration hearing and proceedings will take place in Jefferson County, Kentucky, and will be conducted as if it were a proceeding in Jefferson County Circuit Court with the Kentucky Rules of Evidence and Rules of Civil Procedure applicable thereto It is intended that the arbitration proceeding be conducted as a civil action before a judge without a jury with all the rights and remedies pertinent thereto; therefore, the arbitrator will be empowered to hear, conclusively determine, and resolve all claims and disputes between the parties.

(c)            The parties will bear their own attorney’s fees related to the arbitration, but the cost of arbitration, including any fees payable to the arbitrators, will be shared equally unless, in the opinion of the arbitrator(s), equity demands a different division of the costs of arbitration.

14.4          Decision of Arbitrator.

(a)            The arbitrator will honor and respect the terms of this Agreement and construe and interpret its provisions with their plain meaning. Further, if the subject of the dispute concerns the determination of the Company’s accountants, then the arbitrator will be bound by the accountants’ determination in the absence of fraud or obvious error in the application of the parties’ Agreement.

(b)            The decision of the arbitrator will be conclusive, binding, upon all interested parties, and specifically enforceable in any court of competent jurisdiction.

14.5          Confidentiality. The parties agree that all disputed issues are to be arbitrated on a private and confidential basis, and that the arbitration award will be maintained on a confidential basis. All issues and the results thereof will not be disclosed by the parties or their representatives, and the parties and their representatives will not report any of their proceedings to the public. These provisions will not prohibit any party from securing witnesses, experts, or other advisors as is necessary in order for the parties to present their case, etc.

15. MISCELLANEOUS

15.1          Amendments.

(a)            This Agreement may be amended from time to time upon the written consent of all the General Partners and Limited Partners owning at least three-fourths of the Limited Partner interests.

(b)            Notwithstanding any provision of this Agreement to the contrary. the Managing General Partner may, without the necessity of a vote by the Partners, make amendments to this Agreement which are necessary to (i) maintain the status of the Company as a tax partnership under federal and state income tax laws and for other tax purposes; (ii) maintain the Partnership in accordance with the laws of the Commonwealth of Kentucky: (iii) cure any ambiguity or correct or supplement any provision hereof which may be inconsistent with any other provision hereof; or (iv) make, execute and implement any other amendment to this Agreement with respect to administrative matters arising under this Agreement which would not be materially adverse to a Partner’s rights and obligations under this Agreement.

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15.2          Notices.

(a)            All notices, requests, demands or other communications required or permitted under this Agreement will be in writing and will be personally delivered against a written receipt, from a reputable messenger service (such as Federal Express, DHL Courier, United Parcel Service, etc.) for overnight delivery or will be transmitted by confirmed telephonic facsimile (fax), or will be sent by mail, registered, express or certified, return receipt requested, postage prepaid, and will be addressed as follows:

(1)            If to the Partnership, to the Partnership at its principal office; or

(2)            If to a Partner, to the Partner at the address set forth on the records of the Partnership.

(b)            All notices, demands and requests will be effective upon being properly personally delivered, upon being delivered to a reputable messenger service, upon transmission of a confirmed fax or e-mail or upon being deposited in the United States mail as herein provided. However, the time period in which a response to any such notice, demand or request must be given will commence to run from the date of personal delivery, the date of delivery by a reputable messenger service, the date on the confirmation of receipt of a fax or e-mail or the date on the return receipt, as applicable.

15.3          No Delivery of Certificates. The General Partners are not required to deliver copies of any Certificate of Limited Partnership, or any amendment or cancellation thereof, to the Limited Partners.

15.4          Governing Law. This Agreement will be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

15.5          Power of Attorney.

(a)            Each Limited Partner, in accepting this Agreement, makes, constitutes and appoints the General Partners, with full power of substitution, as the Limited Partner’s attorney-in-fact and personal representative, in his/her name, place and stead, to sign, execute, certify, acknowledge, file and record the Certificate of Limited Partnership, and to sign, execute, certify, acknowledge, file and record all appropriate instruments amending this Agreement and/or the Certificate of Limited Partnership. The General Partners as attorney-in-fact also may sign, acknowledge, certify, and file and record on behalf of each Limited Partner such instruments, agreements, and documents that:

(1)            Reflect the exercise by the General Partners of any of the powers granted to them under this Agreement;

(2)            Reflect any amendments made to this Agreement;

(3)            Reflect the admission or withdrawal of a General or Limited Partner; and

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(4)            May otherwise be required of the Partnership or a Partner by Federal or State law, or the law of any other applicable jurisdiction.

(b)            The power of attorney herein given by each Limited Partner is a durable power and will survive the disability or incapacity of the principal. Further, this power of attorney is irrevocable and a power coupled with an interest; therefore, it will not be revoked by the death, dissolution or disability of any Partner.

15.6          Waiver of Right to Court Decree of Dissolution. The parties agree that irreparable damage would be done to the Partnership’s goodwill and business affairs if any Partner should bring an action in court to dissolve the Partnership. Care has been taken in this Agreement to provide what the parties feel is fair and just payment in liquidation of the Partnership interests of all Partners. Accordingly, each party hereby waives and renounces his/her right to a court decree of dissolution or to seek court appointment of a receiver and/or liquidator for the Partnership, under any statutory, common law, or regulatory rule, except as may be sought by the Partnership.

15.7          Entire Agreement. This document contains the entire agreement of the parties and it may not be varied except as provided herein. Any waiver of any term, condition or breach of this Agreement by any party will not waive any subsequent act or breach, and any party can reinstate any term or condition of this Agreement without notice to any other party. The invalidity of any provision of this Agreement will not diminish the enforceability of any other provision of this Agreement.

15.8          Binding Effect. This Agreement will bind and inure to the benefit of the parties and their respective successors, heirs and assigns.

15.9          Multiple Counterparts. This Agreement may be executed in multiple counterparts, each one of which, when so executed, shall be an original and all of which, taken together, shall constitute executed one document. This Agreement will become effective when one or more counterparts have been signed by each Partner. Any Partner may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by electronic transmission (including by facsimile or by PDF and e-mail) to another Partner, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).

15.10        Effective Date. The Effective Date of this Second Amended and Restated Agreement of Limited Partnership Agreement is December 28, 2023. The General Partners are authorized to amend the Certificate of Limited Partnership of the Partnership as they deem necessary or appropriate to give effect to the terms of this Agreement as of the Effective Date.

15.11        Severability. If any provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement, or remaining portions thereof, will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect to the fullest extent possible the original intent of the Partners as closely as possible in an acceptable manner.

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By virtue of, and in exercise of the powers granted to them pursuant to Section 15.1 of the Amended and Restated Agreement of Limited Partnership For The Teebank Family Limited Partnership, as amended, the undersigned, being all the General Partners and Limited Partners of the Partnership, hereby consent to, and adopt this Agreement as the Second Amended and Restated Agreement of Limited Partnership of the Partnership, which Agreement cancels and supersedes the existing Amended and Restated Agreement in its entirety as of the Effective Date.

General Partners:

Jean S. Trager 2012 Trust for the benefit of Steven E. Trager dated November 9, 2012

By:	/s/ Steve Trager
Steven E. Trager, Trustee

Steven E. Trager, Revocable Trust dated April 3, 1995:

By:	/s/ Steve Trager
Steven E. Trager, Trustee

Limited Partners:

/s/ Scott Trager
Scott Trager

/s/ Michael Trager-Kusman
Michael Trager-Kusman

/s/ Andrew Trager-Kusman
Andrew Trager-Kusman

/s/ Brett Trager
Brett Trager

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/s/ Kevin Trager
Kevin Trager

/s/ Emily Trager
Emily Trager

Andrew Kusman Irrevocable Trust, dated December 27, 1989, Leah Adamucci (aka Leah Hokenson), individually, Trustee
Brett Kusman Irrevocable Trust, dated January 2, 1992, Leah Adamucci (aka Leah Hokenson), individually, Trustee
Michael Kusman Irrevocable Trust, dated December 27, 1989, Leah Adamucci (aka Leah Hokenson), individually, Trustee

By:	/s/ Leah Hokenson

Kevin Trager Irrevocable Trust, dated December 27, 1989, The Glenview Trust Company, Trustee
Emily Trager Irrevocable Trust, dated June 1, 1992, The Glenview Trust Company, Trustee

By:	/s/ Elizabeth Feldpausch
Elizabeth Feldpausch

Title:	Trust Principal

Andrew Trager-Kusman Trust of 2011, dated August 1, 2011
Michael Trager-Kusman Trust of 2011, dated August 1, 2011
Kevin Trager Trust of 2011, dated August 1, 2011
Brett Kusman Trust of 2011, dated August 1, 2011
Emily Trager Trust of 2011, dated August 1, 2011
Steven E. Trager Revocable Trust dated April 3, 1995
Trager Trust of 2012 dated November 9, 2012
Shelley Kusman Irrevocable Trust dated January 13, 2004

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Jean S. Trager 2012 Trust for the benefit of Steven E. Trager dated November 9, 2012

By:	/s/ Steve Trager
Steven E. Trager, Trustee

Emily Trager Irrevocable Trust dated June 22, 2009
Emily Trager Trust of 2012 dated November 7, 2012
Kevin Trager Irrevocable Trust dated June 22, 2009
Kevin Trager Trust of 2012 dated November 7, 2012

By:	/s/ Sheldon Gilman
Sheldon G. Gilman, Trustee

Shelley Trager Kusman 2018 Irrevocable Trust dated November 5, 2018

By:	/s/ Andrew Trager-Kusman
Andrew Trager-Kusman, Co-Trustee

By:	/s/ Brett Trager
Brett Trager, Co-Trustee

By:	/s/ Michael Trager-Kusman
Michael Trager-Kusman, Co-Trustee

Steven E. Trager Irrevocable Trust dated December 10, 2018

By:	/s/ Amy Trager
Amy Trager, Co-Trustee

By:	/s/ Scott Weinberg
Scott Weinberg, Co-Trustee

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SCHEDULE A

TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF TEEBANK FAMILY LIMITED PARTNERSHIP

Record of Partners

As of December 28, 2023

Partner	Type of Partnership Interest	Percentage Interest
Jean S. Trager 2012 Trust for the benefit of Steven E. Trager dated November 9, 2012	General	0.9087%

Steven E. Trager, Trustee of the Steven E. Trager Revocable Trust dated April 3, 1995	General	0.9087%

Scott Trager	Limited	0.2405%

Michael Trager-Kusman	Limited	2.3519%

Andrew Trager-Kusman	Limited	1.1868%

Brett Trager	Limited	0.0170%

Kevin Trager	Limited	0.0170%

Emily Trager	Limited	0.0170%

Leah Adamucci (aka Leah Hokenson), individually, Trustee of the Andrew Kusman Irrevocable Trust, dated December 27, 1989	Limited	2.3396%

Steven E. Trager, Trustee of the Andrew Trager-Kusman Trust of 2011, dated August 1, 2011	Limited	10.1849%

Leah Adamucci (aka Leah Hokenson), individually, Trustee of the Michael Kusman Irrevocable Trust, dated December 27, 1989	Limited	1.1744%

Steven E. Trager, Trustee of the Michael Trager-Kusman Trust of 2011, dated August 1, 2011	Limited	10.1849%

The Glenview Trust Company, Trustee of the Kevin Trager Irrevocable Trust, dated December 27, 1989	Limited	3.5093%

Steven E. Trager, Trustee of the Kevin Trager Trust of 2011, dated August 1, 2011	Limited	9.7520%

A-1

Partner	Type of Partnership Interest	Percentage Interest
Leah Adamucci (aka Leah Hokenson), individually, Trustee of the Brett Kusman Irrevocable Trust, dated January 2, 1992	Limited	3.5093%

Steven E. Trager, Trustee of the Brett Kusman Trust of 2011, dated August 1, 2011	Limited	10.1849%

The Glenview Trust Company, Trustee of the Emily Trager Irrevocable Trust, dated June 1, 1992	Limited	3.5093%

Steven E. Trager, Trustee of the Emily Trager Trust of 2011, dated August 1, 2011	Limited	9.7520%

Steven E. Trager, Trustee of the Steven E. Trager Revocable Trust dated April 3, 1995	Limited	1.6767%

Steven E. Trager, Trustee of the Trager Trust of 2012 dated November 9, 2012	Limited	8.1960%

Steven E. Trager, Trustee of the Jean S. Trager 2012 Trust for the benefit of Steven E. Trager dated November 9, 2012	Limited	0.0021%

Steven E. Trager, Trustee of the Shelley Kusman Irrevocable Trust dated January 13, 2004	Limited	5.4968%

Andrew Trager-Kusman, Brett Trager, and Michael Trager-Kusman, Co-Trustees of the Shelley Trager Kusman 2018 Irrevocable Trust dated November 5, 2018	Limited	2.4782%

Amy Trager and Scott Weinberg, Co-Trustees of the Steven E. Trager Irrevocable Trust dated December 10, 2018	Limited	5.2868%

Sheldon G. Gilman, Trustee of the Emily Trager Irrevocable Trust dated June 22, 2009	Limited	0.8709%

Sheldon G. Gilman, Trustee of the Emily Trager Trust of 2012 dated November 7, 2012	Limited	2.6867%

Sheldon G. Gilman, Trustee of the Kevin Trager Irrevocable Trust dated June 22, 2009	Limited	0.8709%

Sheldon G. Gilman, Trustee of the Kevin Trager Trust of 2012 dated November 7, 2012	Limited	2.6867%

Total		100%

Partnership Representative: Steven E. Trager

A-2